Exhibit 48

EXECUTION VERSION

MASTER FRAMEWORK AGREEMENT

By and among

SOFTBANK GROUP CORP.,

SOFTBANK GROUP CAPITAL LTD,

DELAWARE PROJECT 4 L.L.C.,

DELAWARE PROJECT 6 L.L.C.,

CLAURE MOBILE LLC,

DEUTSCHE TELEKOM AG,

T-MOBILE US, INC.

and

T-MOBILE AGENT LLC

Dated as of June 22, 2020

i

ARTICLE 7 REIMBURSEMENT OF EXPENSES; COMPANY TRANSACTION FEE		22
7.1	Transaction Expenses	22
7.2	Company Transaction Fee	22
7.3	Other Expenses	22

ARTICLE 8 PUBLICITY RESTRICTIONS		23
8.1	Publicity Restrictions	23

ARTICLE 9 MISCELLANEOUS		23
9.1	Termination	23
9.2	Further Assurances	23
9.3	Survival	23
9.4	Amendments and Waivers	23
9.5	Assignment; Binding Agreement	24
9.6	SoftBank Affiliated Entities	24
9.7	Rights Offering Restrictions	24
9.8	Third Party Beneficiaries	25
9.9	Entire Agreement	25
9.10	Severability	25
9.11	Counterparts	25
9.12	Governing Law; Jurisdiction; Forum; Waiver of Trial by Jury	25
9.13	Notices	26
9.14	Interpretation	28

EXHIBITS

Exhibit A – Share Repurchase Agreement between the Company and SBGC

Exhibit B – Underwriting Agreement between the Company and the underwriters party thereto including Form of Lockup attached thereto

Exhibit C – Exchangeable Issuer Purchase Agreement between the Company and the Mandatory Exchangeable Issuer

Exhibit D – Mandatory Exchangeable Placement Purchase Agreement among the Mandatory Exchangeable Issuer, the Company, SBGC and the initial purchasers party thereto, including Form of Lockup Agreement attached thereto

Exhibit E – Assignment of Contingent Value Right Note by the Company to SBGC

Exhibit F – SB-Newco Call Option Agreement from SBGC to Newco

Exhibit G – Newco-DT Call Option Agreement from Newco to DT

Exhibit H – SB-DT Call Option Agreement from SBGC to DT

Exhibit I – Executive Purchase Agreement among the Company, the Executive Purchaser and Raul Marcelo Claure

Exhibit J - Security Agreement from Project 6 LLC in favor of Newco

Exhibit K – Security Agreement from Newco in favor of DT

Exhibit L – Security Agreement from Project 6 LLC in favor of DT

Exhibit M – Proxy Agreement Consent between DT and SoftBank

Exhibit N – Second Amended and Restated Stockholders’ Agreement among the Company, SoftBank and DT

Exhibit O – Proxy, Lock-Up and ROFR Agreement among DT, the Executive Purchaser and Raul Marcelo Claure

Exhibit P – Proxy Agreement Joinder by Project 6 LLC

Exhibit Q – Call Option Support Agreement among DT, Newco, SoftBank, SBGC and Project 6 LLC

Exhibit R – Assignment Agreement between SBGC and Project 4 LLC

Exhibit S – Transfer and Assignment Agreement between SBGC and Project 6 LLC

Exhibit T – Tax Representation Letter

MASTER FRAMEWORK AGREEMENT

This Master Framework Agreement, dated as of June 22, 2020 (this “Framework Agreement”), is made by and among SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”), SoftBank Group Capital Ltd, a private limited company incorporated in England and Wales and wholly owned subsidiary of SoftBank (“SBGC”), Delaware Project 4 L.L.C., a limited liability company organized in the state of Delaware and a wholly owned subsidiary of SoftBank (“Project 4 LLC”), Delaware Project 6 L.L.C., a limited liability company organized in the state of Delaware and a wholly owned subsidiary of SoftBank (“Project 6 LLC” and, together with SoftBank, SBGC and Project 4 LLC, the “SoftBank Parties”), Claure Mobile LLC, a limited liability company organized in the state of Delaware (the “Executive Purchaser”), Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany (“DT”), T-Mobile US, Inc., a Delaware corporation (the “Company”), and T-Mobile Agent LLC, a limited liability company organized in the state of Delaware and an indirect wholly owned subsidiary of the Company (“Newco”, and together with the Company, the “Company Parties”, and the Company Parties, together with the SoftBank Parties, the Executive Purchaser and DT, the “Parties”).

WHEREAS, DT and the SoftBank Parties wish to carry out the Transactions (as defined herein) on the terms and subject to the conditions set forth in the applicable Transaction Documents (as defined herein), and the Company has agreed to facilitate the Transactions on the terms and subject to the conditions contained herein and in the other Transaction Documents;

WHEREAS, as of the date hereof, SoftBank, indirectly through SBGC, beneficially owns 304,606,049 shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”);

WHEREAS, SBGC wishes to sell to the Company, and the Company wishes to purchase from SBGC, the Repurchased Shares (as defined in the Share Repurchase Agreement, by and between the Company and SBGC (the “Repurchase Agreement”), to be entered into simultaneously with this Framework Agreement substantially in the form of Exhibit A) (the “Repurchase Transaction”);

WHEREAS, in connection with the Repurchase Transaction, the Company intends to offer and sell a portion of the Repurchased Shares acquired in the Repurchase Transaction in one or more underwritten registered offerings (the “Company Offering”);

WHEREAS, certain executives of SoftBank, including Ronald Fisher, intend to purchase up to an aggregate of 5,000,000 Repurchased Shares in the Company Offering;

WHEREAS, in connection with the Repurchase Transaction, the Company intends to sell a portion of the Repurchased Shares acquired in the Repurchase Transaction to the 2020 Cash Mandatory Exchangeable Trust (the “Mandatory Exchangeable Issuer”) pursuant to the Exchangeable Issuer Purchase Agreement (as defined below) and the Mandatory Exchangeable Issuer intends to offer and sell securities mandatorily exchangeable for the cash value of shares of

Common Stock (the “Mandatory Exchangeable Securities”) in a private placement (the “Mandatory Exchangeable Placement”), unless SBGC elects not to proceed with the Mandatory Exchangeable Placement;

WHEREAS, in connection with the Repurchase Transaction, the Company intends to distribute to holders of its Common Stock certain rights (the “Rights”) to purchase up to 19,750,000 shares of Common Stock and to deliver Repurchased Shares pursuant to the exercise of the Rights (the “Rights Offering”) , with each Right entitling the holder to purchase 0.05 shares of Common Stock, at a subscription price per whole share of Common Stock equal to the price to the public of the Common Stock sold in the Company Offering (or if there is more than one Company Offering, the first Company Offering to occur);

WHEREAS, in connection with the Repurchase Transaction, the Company intends to enter into an agreement with the Executive Purchaser pursuant to which the Company will sell 5,000,000 Repurchased Shares to the Executive Purchaser (the “Executive Purchase”);

WHEREAS, in connection with the Repurchase Transaction, SBGC intends to issue call options to Newco for shares of the Common Stock owned by SBGC (collectively, the “SB-Newco Call Option”) and to issue call options to DT for shares of the Common Stock owned by SBGC (the “SB-DT Call Option”, and together with the SB-Newco Call Option, the “SB Call Options”);

WHEREAS, in connection with entry into the SB-Newco Call Option, Newco intends to issue call options to DT with respect to shares of the Common Stock (the “Newco-DT Call Option” and together with the SB-Newco Call Option, the “Matched Call Options”, and together with the SB Call Options, the “Call Options”);

WHEREAS, following the Repurchase Transaction, SBGC intends to transfer its remaining shares of Common Stock and assign its rights and obligations under the SB-Newco Call Option and the SB-DT Call Option to Project 6 LLC (the “Project 6 LLC Transfer”);

WHEREAS, following the Repurchase Transaction, Project 6 LLC intends to enter into a margin loan agreement (the “Margin Loan Agreement”) with the lenders party thereto (the “Margin Lenders”), to effect a margin loan to Project 6 LLC secured by a pledge of, among other assets, the Common Stock (the “Margin Loan”) underlying the SB Call Options;

WHEREAS, in connection with any sale of a portion of the Repurchased Shares to the Mandatory Exchangeable Issuer, the Company expects to receive cash and a Contingent Value Right Note to be issued by the Mandatory Exchangeable Issuer to the Company (the “Contingent Value Right Note”), which the Company will transfer to SBGC pursuant to the Share Repurchase Agreement;

WHEREAS, following the Repurchase Transaction, SBGC intends to transfer the Contingent Value Right Note to Project 4 LLC;

WHEREAS, the Company Offering, the Repurchase Transaction, the Mandatory Exchangeable Placement, the Rights Offering, the Executive Purchase, the Call Options and the Margin Loan, and any transactions, actions taken, approvals given, or rights exercised incident thereto (including, without limitation, the execution and delivery of the agreements contemplated by Section 1.2 of this Framework Agreement or otherwise in connection with the transactions contemplated by this Framework Agreement), are referred to herein collectively as the “Transactions”;

WHEREAS, the Parties intend that the Transactions will have the benefit of the exemption in SEC Rule 16b-3;

WHEREAS, with respect to each of the Transactions (excluding, for the avoidance of doubt, the Company’s receipt of a $300,000,000 payment from SoftBank in consideration for the Company’s participation in the Transactions (such payment, the “Company Transaction Fee”)), the intention of the Parties is that (i) the Company and Newco shall act solely as an accommodation party to facilitate the economic arrangements among the other parties to each Transaction and not as a principal with respect to any Transaction, (ii) none of the Company, Newco or any of the Company’s other subsidiaries shall bear any economic exposure or any benefits or burdens of ownership associated with any of the Transactions, and (iii) for U.S. federal income tax purposes, the Company’s and Newco’s participation in each Transaction shall be disregarded and each Transaction shall be characterized as being effected directly between the other parties thereto;

WHEREAS, in order to give effect to the Transactions, the Parties propose to enter into certain Transaction Documents (as defined herein) in the forms appended to or referred to in this Framework Agreement;

WHEREAS, the Parties intend to carry out each of the Transactions on the terms and subject to the conditions set forth in the applicable Transaction Document; and

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
THE TRANSACTION DOCUMENTS

1.1          Primacy of Transaction Documents. Except as provided in Article 4 of this Framework Agreement, which shall govern with respect to the matters addressed therein, this Framework Agreement summarizes certain actions to be taken in connection with the entering into of the Transaction Documents and consummation of the Transactions, but this Framework Agreement does not supersede or replace or affect the interpretation of any Transaction Document or any part of any Transaction Document. To the extent that any of the subject matter of any Transaction Document is also dealt with in this Framework Agreement (whether or not inconsistently), such Transaction Document shall take precedence over this Framework Agreement. Notwithstanding the foregoing, nothing in this Section 1.1 shall restrict any Party’s indemnification obligations under Article 6 or the rights set forth in Section 7.1. Notwithstanding anything herein or in any other Transaction Document to the contrary, the rights and remedies of the DT Indemnified Parties, the SoftBank Indemnified Parties and the Company Indemnified Parties in Article 6 and in Section 7.1 shall control notwithstanding any different or conflicting provision of any other Transaction Document.

1.2          Agreed Forms of Transaction Documents. The Parties acknowledge that the following documents (together with the other documents related to the Transactions as contemplated by Section 1.3, collectively, the “Transaction Documents”; provided, however, that for purposes of Article 6 of this Framework Agreement, “Transaction Documents” shall not include the Second Amended and Restated Stockholders’ Agreement with respect to any claim arising thereunder to the extent unrelated to the Transactions) are substantially in an agreed form as appended to this Framework Agreement and listed on the Exhibit list to this Framework Agreement, subject only to amendments or modifications that are consistent with the terms of this Framework Agreement and which do not materially and adversely affect the interests of the parties thereto:

(a)          the Share Repurchase Agreement, to be entered into simultaneously with this Framework Agreement;

(b)          an Underwriting Agreement, to be entered into by and among the Company and each of the underwriters party thereto, with respect to the Company Offering (the “Underwriting Agreement”);

(c)          Lock-up Agreements, to be entered into by SBGC, the Company, DT, R. Marcelo Claure and Ronald Fisher (the “Lock-Ups”);

(d)         a purchase agreement, to be entered into by and between the Company and the Mandatory Exchangeable Issuer, with respect to the purchase by the Mandatory Exchangeable Issuer of shares of Common Stock (the “Exchangeable Issuer Purchase Agreement”);

(e)          a purchase agreement to be entered into by and among the Company, the Mandatory Exchangeable Issuer, SBGC and the several initial purchasers party thereto with respect to the Mandatory Exchangeable Placement (the “Mandatory Exchangeable Placement Purchase Agreement”);

(f)           a Contingent Value Right Note and an instrument of transfer of the Contingent Value Right Note by the Company to SBGC (the “CVR Note Transfer”);

(g)          an agreement, between SBGC and Newco, with respect to the SB-Newco Call Option (the “SB-Newco Call Option Agreement”);

(h)          an agreement, between SBGC and DT, with respect to the SB-DT Call Option (the “SB-DT Call Option Agreement”);

(i)          an agreement, between Newco and DT, with respect to the Newco-DT Call Option (the “Newco-DT Call Option Agreement” and, together with the SB-Newco Call Option Agreement and the SB-DT Call Option Agreement, the “Call Option Agreements”);

(j)           a call option support agreement, by and among DT, Newco, the Company, SoftBank, SBGC and Project 6 LLC, with respect to the Call Option Agreements (the “Call Option Support Agreement”);

(k)          an instrument of transfer of the Call Option Agreements, the Call Option Support Agreement and certain shares of Common Stock by SBGC to Project 6 LLC (the “Transfer and Assignment Agreement”) to effect the Project 6 LLC Transfer;

(l)          an agreement (the “Executive Purchase Agreement”) between the Company and the Executive Purchaser to effect the Executive Purchase and a proxy, lock-up and ROFR agreement (the “MC Proxy Agreement”) between the Executive Purchaser and DT, each entered into concurrently herewith;

(m)          a security agreement from Project 6 LLC in favor of Newco, a security agreement from Newco in favor of DT and a security agreement from Project 6 LLC in favor of DT (together, the “Security Agreements”);

 (n)        a consent (the “Proxy Agreement Consent”) under the Proxy, Lock-Up and ROFR Agreement dated as of April 1, 2020 (the “Proxy Agreement”), delivered to SoftBank by DT and entered into concurrently herewith;

(o)          a joinder to the Proxy Agreement by Project 6 LLC (the “Proxy Agreement Joinder”);

(p)          an amendment to the Amended and Restated Stockholders’ Agreement, dated as of April 1, 2020, among SoftBank, DT and the Company (the “Second Amended and Restated Stockholders’ Agreement”); and

(q)         a duly executed certificate providing that the Company is not and has not for the applicable period been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Sections 1.1445-2(c)(3)(i) and 1.897-2(h) (the “FIRPTA Certificate”).

1.3          Transaction Documents Not in Final Form. The Parties shall in good faith use their best efforts to agree on the final forms of all documents relating to the Transactions as soon as practical after the date hereof (and in any event prior to the Closing Date (as defined herein), other than the agreements listed under Section 2.5).

1.4          SoftBank Ownership. Reference is hereby made to that certain letter agreement, dated as of February 20, 2020, by and among the Company, DT and SoftBank (the “Letter Agreement”). Notwithstanding anything in the Letter Agreement or any other Transaction Document to the contrary, the Parties hereby acknowledge and agree that none of the Transactions or any other transaction contemplated by this Framework Agreement or any other Transaction Document (including, without limitation, the Rights Offering) shall constitute an “Adjustment Event” (as such term is defined in Section 1.3 of the Letter Agreement) for purposes of the Letter Agreement and the rights and obligations of the applicable parties thereunder.

ARTICLE 2
EXECUTION OF THE TRANSACTION DOCUMENTS

2.1          Signing Date. On the date hereof, the respective parties to each of the Transaction Documents listed below shall simultaneously duly execute and deliver:

(a)          this Framework Agreement;

(b)          the Second Amended and Restated Stockholders’ Agreement;

(c)          the Share Repurchase Agreement;

(d)          the Executive Purchase Agreement;

(e)          the Proxy Agreement Consent;

(f)           the MC Proxy Agreement;

(g)           the Call Option Agreements; and

(h)          the Call Option Support Agreement.

2.2          Launch Date. On the launch date of the Company Offering (the “Launch Date”), the respective parties to each of the Lock-Ups shall simultaneously duly execute and deliver the Lock-Ups.

2.3          Pricing Date.

(a)        On the date that the Company and each of the underwriters party thereto enter into the Underwriting Agreement (the “Pricing Date”), subject to Section 2.3(c), the respective parties to each of the Transaction Documents listed below shall simultaneously duly execute and deliver:

(i)           the Exchangeable Issuer Purchase Agreement; and

(ii)          the Mandatory Exchangeable Placement Purchase Agreement.

(b)          SBGC shall have the right to determine the left lead arranger in connection with any Company Offering, subject to the approval of the Company (unless such lead left arranger is Goldman Sachs & Co. LLC).

(c)          SBGC may, in its sole discretion, elect not to proceed with the Mandatory Exchangeable Placement or enter into the Mandatory Exchangeable Placement Purchase Agreement.

2.4          Closing Date. On the initial closing date of the Company Offering (the “Closing Date”), the respective parties to each of the Transaction Documents listed below shall simultaneously duly execute and deliver:

(a)          the CVR Note Transfer;

(b)          the Transfer and Assignment Agreement;

(c)          the Security Agreements;

(d)          the Proxy Agreement Joinder; and

(e)          the FIRPTA Certificate.

The Parties acknowledge that SoftBank expects to transfer any shares of Common Stock then held by it that were not transferred as “Initial Shares” under the Share Repurchase Agreement to Project 6 LLC immediately following the closing of the Company Offering pursuant to the Transfer and Assignment Agreement; provided, however, that SoftBank agrees that to the extent it does not effect such transfer, on the Closing Date, SoftBank (in lieu of Project 6 LLC) will execute and deliver the relevant Security Agreements to Newco and DT, as applicable.

2.5          Post-Closing Date. On such date following the Closing Date as the respective parties to each of the Transaction Documents listed below shall agree, such parties shall simultaneously duly execute and deliver:

(a)          the Margin Loan Agreement, which shall be subject to the terms of the Proxy Agreement Consent (including Schedule B thereof), and any related security documentation (or such other terms as DT may agree to in writing in advance);

(b)          a guarantee by SoftBank of the first margin call amount and the amount of all scheduled interest payments under such margin loan; and

(c)          an Intercreditor Agreement to be entered into by and among the Margin Lenders, DT, Newco and Project 6 LLC, pursuant to which (i) DT and Newco will agree to subordinate any security interest they may have in respect of the Common Stock underlying the Call Options to the security interest of the Margin Lenders and adopt a “silent second” position and (ii) the Margin Lenders will acknowledge and agree to be bound by the applicable terms and conditions of Schedule B to the Proxy Agreement Consent (or such other terms as DT may agree to in writing in advance).

2.6        Subsequent Sale Right. At any time following the Closing Date and continuing until October 2, 2020, SBGC and, following the Project 6 LLC Transfer, Project 6 LLC, may, in its sole discretion, elect to commence a Subsequent Share Sale under the Repurchase Transaction, pursuant to which SBGC or Project 6 LLC, as the case may be, shall have the right to cause the Company to promptly undertake and consummate a Subsequent Share Sale under the Share Repurchase Agreement, for up to an aggregate of (i) 193,314,426 shares of Common Stock less (ii) all Initial Shares (as defined in the Share Repurchase Agreement) less (iii) the shares of Common Stock delivered to the Company in satisfaction of the Rights Offering (as defined in the Share Repurchase Agreement) (the “Subsequent Sale Right”). SBGC or Project 6 LLC shall exercise the Subsequent Sale Right by delivery of written notice to the Company. Upon exercise of any Subsequent Sale Right, (A) the Company shall be obligated to use commercially reasonable efforts to effect such Subsequent Share Sale as promptly as practicable in accordance with instructions from SBGC or Project 6 LLC, as the case may be, including, without limitation, undertaking underwritten offerings similar to those contemplated by the Underwriting Agreement, to the extent requested by SBGC or Project 6 LLC, as the case may be, or any further actions required under the Transaction Documents (it being acknowledged that commercially reasonable efforts shall not require the Company to effect a Subsequent Share Sale where such actions would require disclosure of material non-public information which, if disclosed at such time, would not be in the best interests of the Company and its stockholders as determined by the Company in good faith) and (B) DT shall, in connection with any such Subsequent Share Sale, deliver a lockup agreement to the applicable underwriters on the same or substantially similar terms as the Form of Lockup Agreement attached to the Underwriting Agreement.

2.7          Piggyback Waiver. DT and the SoftBank Parties agree to waive any right to prompt written notice of the filing of a registration statement and to have any Registrable Securities registered as “Piggy-Back Securities” pursuant to Section 5.4 of (i) the Amended and Restated Stockholders’ Agreement, dated as of April 1, 2020, among SoftBank, DT and the Company and (ii) the Second Amended and Restated Stockholders’ Agreement as a result of any registration statement filed by the Company, or offering thereunder, in connection with the Transactions or any Subsequent Sales.

2.8         No Resignation. Notwithstanding Sections 3.1(e)(i) and 3.1(f) of the Second Amended and Restated Stockholders’ Agreement, SoftBank shall not be required to cause R. Marcelo Claure and Stephen R. Kappes to resign as members of the Board of Directors (“Directors”) as a result of the reduction in the SoftBank Stockholder’s Voting Percentage (as defined in the Second Amended and Restated Stockholders’ Agreement) due to any sales of

Common Stock pursuant to the Share Repurchase Agreement. Concurrently with the execution of this Framework Agreement, SoftBank shall cause Ronald D. Fisher to resign as a Director.

ARTICLE 3
CONDITIONS TO THE TRANSACTIONS

3.1          Company Offering. The Parties agree that the Company will enter into the Underwriting Agreement only upon prior written approval from SBGC, and the Parties acknowledge and agree that SBGC is under no obligation to provide such approval and may determine not to do so for any reason or no reason in its sole discretion.

3.2          Representations and Warranties. The obligations of each of the Parties under Section 2.3 and Section 2.4 are subject to the condition that each representation and warranty made by each of the other Parties in Article 5 below shall be true and correct on and as of the Pricing Date and the Closing Date, respectively, as though made as of the Pricing Date and the Closing Date, respectively; provided, however, that, notwithstanding anything else contained in this Framework Agreement, following the Initial Closing Date (as defined in the Share Repurchase Agreement), damages and indemnification pursuant to Article 6 shall be the sole and exclusive remedy for any breach of any representation and warranty in Article 5.

3.3          Conditions of the Transaction Documents. The obligations of each of the Parties under the Transaction Documents are subject to such further conditions as are contained in the applicable Transaction Documents.

3.4         Tax Opinion. On or prior to the date hereof, (i) SoftBank has provided to the Company an opinion obtained by SoftBank (at its sole expense), in form and substance reasonably satisfactory to the Company from a nationally recognized public accounting firm, providing that the completion of the Transactions should not adversely affect the qualification of the SoftBank US Mergers or the Merger (in each case, as defined in the Business Combination Agreement by and among the Company, Huron Merger Sub LLC, Superior Merger Sub Corporation, Sprint Corporation, Starburst I, Inc., Galaxy Investment Holdings, Inc. and for the limited purposes set forth therein, DT, Deutsche Telekom Holding B.V. and SoftBank, dated as of April 29, 2018 and as amended and restated as of July 26, 2019 and February 20, 2020 (the “BCA”)) as reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) SoftBank, DT, and the Company each has provided representations and covenants contained in the certificate, attached as Exhibit T hereto, addressed to the tax advisors of the Parties to enable such advisors to render written opinions or other advice in connection with the Transactions (such certificate, the “Tax Representation Letter”).

ARTICLE 4
U.S. FEDERAL INCOME TAX TREATMENT OF THE TRANSACTIONS

4.1          U.S. Federal Income Tax Treatment of the Transactions. The Parties intend that, for U.S. federal income tax purposes:

(a)          the Repurchase Transaction and the Company Offering shall be treated as a direct sale by SBGC of the applicable portion of the Repurchased Shares to the purchasers of shares of Common Stock from the underwriters in the Company Offering;

(b)        the Repurchase Transaction and the Company’s sale of Common Stock to the Mandatory Exchangeable Issuer shall be treated as a direct sale by SBGC of the applicable portion of the Repurchased Shares to the Mandatory Exchangeable Issuer;

(c)          (i) the Rights Offering shall be treated as the issuance, by SBGC to the recipients of Rights, of a Right to acquire Common Stock directly from SBGC, and (ii) the Repurchase Transaction and any exercise of Rights shall be treated as a direct sale by SBGC of the applicable portion of the Repurchased Shares to purchasers of Common Stock pursuant to the exercise of Rights;

(d)          the Repurchase Transaction and the Executive Purchase shall be treated as a direct sale by SBGC of the applicable portion of the Repurchased Shares to the Executive Purchaser;

(e)          the SB-Newco Call Option and the Newco-DT Call Option shall be treated as a single call option that SBGC issued to DT with respect to the shares of Common Stock covered thereby that, together with the SB-DT Call Option, is granted as consideration for DT’s delivery of the Proxy Agreement Consent;

(f)         the Repurchase Transaction and the Subsequent Share Sale shall be treated as a direct sale by SBGC of the applicable portion of the Repurchased Shares to the purchasers of shares of Common Stock from the underwriters in the Subsequent Share Sale; and

(g)         the Common Stock treated as sold by SBGC (i) pursuant to the Company Offering, (ii) to the Mandatory Exchangeable Issuer, (iii) pursuant to the Rights Offering, (iv) to the Executive Purchaser, (v) pursuant to the exercise of any SB-Newco Call Option or SB-DT Call Option, and (vi) pursuant to the Subsequent Share Sale, as described in clauses (a) through (f) of this Section 4.1, shall, in each case, be a pro rata portion of the shares of Common Stock received in respect of each of Starburst I, Inc. and Galaxy Investment Holdings, Inc. in the SoftBank US Mergers;

(the treatment described in clauses (a) through (g) of this Section 4.1, the “Transaction Tax Treatment”).  The Parties shall not take, and shall cause their affiliates not to take, any position inconsistent with the Transaction Tax Treatment for U.S. federal income tax filing or reporting purposes, unless otherwise required by a Final Determination. For purposes of this Section 4.1, a “Final Determination” shall mean a “determination” as defined in Section 1313(a) of the Code, execution of an IRS Form 870-AD or any final determination of liability in respect of a tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise.

4.2         Withholding. Each of DT, the Company and its subsidiaries, and their respective affiliates shall be entitled to deduct and withhold from amounts otherwise payable to SoftBank and its affiliates pursuant to the Transaction Documents such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable tax law. SoftBank and its respective affiliates shall be entitled to deduct and withhold from amounts otherwise payable to DT, the Company or their subsidiaries, and their respective affiliates pursuant to the Transaction Documents such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable tax law; provided that if any amounts are required to be deducted or withheld from any amounts payable to DT, the Company or their subsidiaries, then the amount of the payment shall be increased as necessary so that, after any such deduction or withholding, (including any deduction or withholding applicable to additional amounts payable under this provision), the recipient receives an amount equal to the amount they would have received had no such deduction or withholding been required. Except to the extent otherwise provided in the Transaction Documents (and subject to the proviso in the preceding sentence), to the extent amounts are so withheld and paid over to or deposited with the relevant taxing authority, such deducted and withheld amounts shall be treated for all purposes of the Transaction Documents as having been paid to the person in respect of which such deduction and withholding was made. The Parties shall, and shall cause their representatives and affiliates to, reasonably cooperate to reduce or eliminate any amount required to be deducted and withheld pursuant to this Section 4.2.

4.3          FIRPTA. From time to time, and provided that the underlying certification is accurate under the then existing circumstances, upon the written request of SBGC, the Company shall deliver or cause to be delivered to SBGC or its designee a certificate substantially in the form of the FIRPTA Certificate

4.4          Tax Reporting of Rights.  The Company will arrange, to the extent required by applicable law, for applicable tax reporting reflecting the Company’s determination of the fair market value of the Rights issued pursuant to the Rights Offering to be provided.  SoftBank shall, and shall cause its affiliates, to cooperate with the Company to provide such applicable tax reporting.  SoftBank acknowledges that SoftBank will be shown as the payor with respect to such tax reporting.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1          Representations and Warranties of the SoftBank Parties. The SoftBank Parties hereby make the following representations and warranties to the Company and DT:

(a)          Existence. SoftBank is a kabushiki kaisha organized and existing under the laws of Japan. SBGC is a private limited company incorporated and existing under the laws of England and Wales. Each of Project 6 LLC and Project 4 LLC is a limited liability company organized and existing under the laws of the State of Delaware.

(b)          Power and Authority. Each of the SoftBank Parties has the full right, power and authority to execute and deliver this Framework Agreement and the other Transaction Documents to which such SoftBank Party is a party and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by each such party of this Framework Agreement and the other Transaction Documents and the consummation of the transactions contemplated by hereby and thereby has been duly and validly taken.

(c)         Authorization. This Framework Agreement has been duly authorized, executed and delivered by or on behalf of each of the SoftBank Parties and constitutes a valid and binding agreement of each of the SoftBank Parties enforceable in accordance with its terms, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(d)          No Conflicts. The execution, delivery and performance by each of the SoftBank Parties of this Framework Agreement and the other Transaction Documents to which such SoftBank Party is a party will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such SoftBank Party is a party or by which such SoftBank Party is bound, (b) result in any violation of the provisions of the organizational documents of such SoftBank Party or (c) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (a) and (c) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, reasonably be likely to impair in any material respect the ability of such SoftBank Party to perform its obligations under this Framework Agreement or the other Transaction Documents to which such SoftBank Party is a party.

5.2          Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the SoftBank Parties and DT:

(a)          Existence. The Company Parties have been duly organized and are validly existing and in good standing under the laws of the State of Delaware.

(b)          Power and Authority. Each of the Company Parties has the full right, power and authority to execute and deliver this Framework Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Framework Agreement and the other Transaction Documents and the consummation of the transaction contemplated hereby and thereby has been duly and validly taken.

(c)          Authorization. This Framework Agreement has been duly authorized, executed and delivered by or on behalf of the Company Parties and constitutes a valid and binding agreement of each of the Company Parties enforceable in accordance with its terms, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(d)          No Conflicts. The execution, delivery and performance by each of the Company Parties of this Framework Agreement and the other Transaction Documents to which it is a party will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Company Party is a party or by which such Company Party is bound, (b) result in any violation of the provisions of the organizational documents of such Company Party or (c) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (a) and (c) above, for any such conflict, breach violation or default that would not, individually or in the aggregate, reasonably be likely to impair in any material respect the ability of such Company Party to perform its obligations under this Framework Agreement or the other Transaction Documents to which it is a party.

(e)          Company Board Approval. The Board of Directors of the Company has adopted resolutions in advance specifically approving, for purposes of Rule 16b-3 (“Rule 16b-3”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Transactions and any other transactions involving dispositions to, or acquisitions from, the Company of the Common Stock or other “equity securities” or “derivative securities” (each as defined for purposes of Section 16 of the Exchange Act and the rules and regulations promulgated by the Securities and Exchange Commission thereunder), as may be carried out in connection with the Transactions.

5.3          Representations and Warranties of DT. DT hereby makes the following representations and warranties to the SoftBank Parties and the Company:

(a)          Existence. DT is an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany.

(b)          Power and Authority. DT has the full right, power and authority to execute and deliver this Framework Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Framework Agreement and the other Transaction Documents and the consummation of the transaction contemplated hereby and thereby has been duly and validly taken.

 (c)        Authorization. This Framework Agreement has been duly authorized, executed and delivered by or on behalf of DT and constitutes a valid and binding agreement of DT enforceable in accordance with its terms, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(d)          No Conflicts. The execution, delivery and performance by DT of this Framework Agreement and the other Transaction Documents to which it is a party will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which DT is a party or by which DT is bound, (b) result in any violation of the provisions of the organizational documents of DT or (c) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (a) and (c) above, for any such conflict, breach violation or default that would not, individually or in the aggregate, reasonably be likely to impair in any material respect the ability of DT to perform its obligations under this Framework Agreement or the other Transaction Documents to which it is a party.

ARTICLE 6
INDEMNIFICATION

6.1          Indemnification by SoftBank.

(a)          To the fullest extent permitted by law, SoftBank shall indemnify, defend and hold harmless the Company, its subsidiaries, and each of their respective directors, officers, employees and each person who controls the Company within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Exchange Act (each, a “Controlling Person”), if any, in each case other than the DT Indemnified Parties (provided, that notwithstanding anything herein to the contrary, no member of the board of directors of the Company, acting in his or her capacity as such, shall constitute a DT Indemnified Party for purposes of this exclusion and shall instead be a Company Indemnified Party for purposes of this Section 6.1(a)) (each, a “Company Indemnified Party” and together, the “Company Indemnified Parties”), from and against any and all losses, claims, damages, obligations, liabilities, actions, proceedings (whether threatened or commenced), expenses (including documented out-of-pocket fees and expenses of counsel), taxes (including any interest and penalties thereon), and all amounts paid in connection with the investigation, defense, settlement, compromise or satisfaction of any of the foregoing (collectively, “Claims”) incurred or suffered by any Company Indemnified Party to the extent arising out of, attributable to or resulting from, directly or indirectly (i) any breach or failure by SoftBank or any of its subsidiaries or representatives to comply with the terms of, or to perform its or their obligations under, this Framework Agreement or any other Transaction Document (a “SoftBank Breach”), (ii) any DT Breach to the extent such DT Breach resulted, directly or indirectly, from a SoftBank Breach, (iii) the Executive Purchase or the Executive Purchase Agreement, or (iv) from and against losses or third party Claims incurred or suffered by any Company Indemnified Party to the extent arising out of, attributable to or resulting from, directly or indirectly, any of the Transactions, including the Company’s or any Company Indemnified Party’s performance of its respective obligations under any Transaction Document, excluding solely for purposes of this clause (iv), any Claims to the extent arising out of, resulting from or attributable to (A) a final non-appealable order and judgment, by a court of competent jurisdiction, that the Company Indemnified Party willfully breached or was grossly negligent in the performance of its material obligations under this Framework Agreement or any other Transaction Document, (B) in the case of an offering of securities registered under the Securities Act of 1933, as amended, to the extent that the Company would have been required to indemnify and hold harmless SoftBank under Section 5.9 of the Second Amended and Restated Stockholders’ Agreement had such offering been a registered offering thereunder and the applicable third party Claim been made against SoftBank, other than (1) to the extent arising out of, relating to or concerning any Transaction Claim or the underlying allegations relating thereto and (2) with respect to any untrue statement or omission relating to a matter arising out of the legacy Sprint business with respect to the period prior to April 1, 2020 that is known to the SoftBank Parties or (C) in the case of any such Claims that arise out of, are attributable to, or result from an untrue or alleged untrue statement or omission made in the Mandatory Exchangeable Placement offering memorandum or otherwise in connection with the Mandatory Exchangeable Offering, solely to the extent that any such Claims arise out of, are attributable to or result from an untrue or alleged untrue statement or omission made in such offering memorandum or amendment or supplement thereto, in reliance upon information furnished by the Company to the Mandatory Exchangeable Issuer, any underwriter or any representative of the Company, expressly for use therein, or the documents relating to the Company incorporated by reference therein, other than (1) to the extent arising out of, relating to or concerning any Transaction Claim or the underlying allegations relating thereto and (2) with respect to any untrue statement or omission relating to a matter arising out of the legacy Sprint business with respect to the period prior to April 1, 2020 that is known to the SoftBank Parties.

(b)          SoftBank agrees that no Company Indemnified Party shall have any liability to the SoftBank Parties, their subsidiaries, or their respective directors, officers, employees, agents, representatives or Controlling Persons, if any, for any Claims arising out of, attributable to or resulting from, directly or indirectly, any failure by the Company or any of its subsidiaries or representatives to perform any of the Company’s obligations pursuant to the terms of this Framework Agreement or any other Transaction Document (a “Company Breach”), to the extent that such Company Breach resulted, directly or indirectly, from a SoftBank Breach or a DT Breach.

(c)          SoftBank shall indemnify, defend and hold harmless DT and each of its subsidiaries (other than the Company and its subsidiaries), and each of their respective directors, officers, employees and Controlling Persons, if any (in each case other than any such individual who is also a Company Indemnified Party for purposes of Section 6.1(a)) (each, a “DT Indemnified Party” and together, the “DT Indemnified Parties”), from and against any and all Claims arising out of, attributable to or resulting from, directly or indirectly, (i) any SoftBank Breach, including Claims payable by any DT Indemnified Party to the Company to the extent arising out of, attributable to or resulting from such SoftBank Breach, and (ii) any Company Breach, to the extent that such Company Breach resulted, directly or indirectly, from a SoftBank Breach.

6.2          Indemnification by DT for Breach.

(a)          DT shall indemnify, defend and hold harmless each Company Indemnified Party from and against any and all Claims incurred or suffered by any Company Indemnified Party arising out of, attributable to or resulting from, directly or indirectly, any failure by DT or any of its subsidiaries or representatives to comply with the terms of this Framework Agreement or any other Transaction Document (a “DT Breach”).

(b)         DT agrees that no Company Indemnified Party shall have any liability to any DT Indemnified Party for any Claims arising out of, attributable to or resulting from, directly or indirectly, any Company Breach, to the extent that such Company Breach resulted, directly or indirectly, from a DT Breach or a SoftBank Breach.

(c)         DT shall indemnify, defend and hold harmless SoftBank and its subsidiaries and each of their respective directors, officers, employees and Controlling Persons, if any, (each, a “SoftBank Indemnified Party” and together, the “SoftBank Indemnified Parties” and, together with the Company Indemnified Parties, the DT Indemnified Parties and the Tax Indemnified Parties (as defined below), each, an “Indemnified Party” and, together, the “Indemnified Parties”) (provided, that notwithstanding anything herein to the contrary, no member of the board of directors of the Company, acting in his or her capacity as such, shall constitute a SoftBank Indemnified Party for purposes of this Section 6.1(c)), from and against any and all Claims arising out of, attributable to or resulting from, directly or indirectly, (i) any DT Breach, including Claims payable by any SoftBank Indemnified Party to the Company arising out of, attributable to or resulting from such DT Breach, and (ii) any Company Breach, to the extent that such Company Breach resulted, directly or indirectly, from a DT Breach.

6.3          Indemnification for Transaction Claims.

(a)          To the fullest extent permitted by law, SoftBank shall indemnify, defend and hold harmless each DT Indemnified Party against any and all Claims arising out of, attributable to or resulting from an allegation (i) that one or more purchases from the Company or sales to the Company of the Common Stock or other securities of the Company by SoftBank and/or its affiliates in the Transactions that is intended to be exempt from the short-swing liability provisions of Section 16(b) of the Exchange Act in reliance on Rule 16b-3 thereunder is not exempt from such provisions pursuant to Section 16(b) of the Exchange Act or is subject to short-swing liability thereunder for any other reason (“Section 16 Claims”), or (ii) that such purchases or sales, any corresponding sales or purchases involving any of the Parties or their respective affiliates, or the execution, performance or approval of the Transactions, this Framework Agreement or any other Transaction Document involved or resulted from any violation of corporate law or duty under the laws of the State of Delaware, including but not limited to any claim for breach of fiduciary duty under the General Corporation Law of the State of Delaware or any other applicable laws (including common law and any judgments, orders, writs, injunctions or decrees) (“Corporate Claims”, and together with the Section 16 Claims, “Transaction Claims”).

(b)         To the fullest extent permitted by law, and without any limitation that may otherwise be applicable to indemnification under Section 6.1 of this Framework Agreement, but subject to the limitations contained in Section 6.3(d), SoftBank shall indemnify, defend and hold harmless each Company Indemnified Party from and against any and all Transaction Claims.

(c)         SoftBank agrees that it shall be solely responsible for any and all Transaction Claims brought against any SoftBank Indemnified Party and agrees that no Company Indemnified Party or DT Indemnified Party shall have any liability to any SoftBank Indemnified Party in respect of Transaction Claims, except in the case of DT, as and to the extent set forth in Section 6.3(d) below.

(d)          DT and SoftBank agree that DT shall bear 50% and SoftBank shall bear 50% of any Corporate Claims brought against any DT Indemnified Party, Company Indemnified Party or SoftBank Indemnified Party, up to an aggregate amount to be borne by DT of $50 million, after which 100% shall be borne by SoftBank.

(e)          The Company Indemnified Parties’ indemnification shall not be contingent upon, delayed or set off against any anticipated insurance proceeds anticipated to be recovered by the Company or a Company Indemnified Party.  The amount of any Transaction Claim in respect of a Claim for which indemnification is provided to a Company Indemnified Party under this Section 6.3 will be reduced by any insurance proceeds actually recovered by the Company under any directors’ and officers’ insurance or other insurance coverages maintained by the Company for the benefit of its directors and officers or for the Company as an entity with respect to such Claim, net of any deductible and any recovery or collection costs and expenses incurred in connection with the recovery thereof. If the amount of any indemnification payment required under this Section 6.3 is reduced pursuant to the prior sentence of this Section 6.3(e) after the date on which SoftBank or DT is required pursuant to this Section 6.3 to pay such indemnification claim, the Company will promptly reimburse SoftBank or DT, as the case may be, any amount that SoftBank or DT would not have had to pay pursuant to this Section 6.3 had such amount been recovered by the applicable Company Indemnified Party, in each case at the time of such indemnification payment by SoftBank or DT.

6.4          SoftBank Tax Indemnification. SoftBank shall indemnify, defend and hold harmless DT, the Company and its subsidiaries, and their respective affiliates (each, a “Tax

Indemnified Party” and together, the “Tax Indemnified Parties”) from and against, without duplication, any and all:

(a)          Claims arising out of, attributable to or resulting from, directly or indirectly any failure of the Transactions to qualify for the Transaction Tax Treatment, provided that a Tax Indemnified Party shall not be entitled to such indemnification to the extent that such failure is exclusively attributable to (i) the failure of such Tax Indemnified Party to comply with its obligations, covenants or representations under any of the Transaction Documents (other than the Tax Representation Letter) or this Framework Agreement or (ii) the failure of such Tax Indemnified Party to comply with its obligations, covenants or representations in the Tax Representation Letter (other than representations 15, 20 and 22 of the Tax Representation Letter);

(b)          Claims arising out of, attributable to or resulting from, directly or indirectly the failure of any of the SoftBank US Mergers (as defined in the BCA) to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, except to the extent such failure is exclusively attributable to a breach by the Company of any of the covenants contained in the Tax Certificates (as defined in the BCA) delivered by the Company pursuant to the BCA, it being understood that, for the avoidance of doubt, neither the entry into the Transaction Documents nor the consummation of the Transactions nor any actions taken in furtherance of the Transactions shall constitute a breach by the Company of any of the covenants contained in the Tax Certificates (as defined in the BCA) delivered by the Company; provided that to the extent indemnification is available to a Tax Indemnified Party under both Section 6.4(b) of this Framework Agreement and Section 9.2 of the BCA with respect to the same Claim, such Tax Indemnified Party shall seek indemnification under Article 6 of this Framework Agreement and not under Section 9.2 of the BCA;

(c)          Claims arising out of, attributable to or resulting from, directly or indirectly any failure of the Merger (as defined in the BCA) to qualify as a “reorganization” within the meaning of Section 368(a) of the Code if the Merger would have so qualified in the absence of the Transactions, provided that a Tax Indemnified Party shall not be entitled to such indemnification to the extent that such failure is exclusively attributable to (i) the failure of such Tax Indemnified Party to comply with its obligations, covenants or representations under any of the Transaction Documents (other than the Tax Representation Letter) or the Framework Agreement, (ii) the failure of such Tax Indemnified Party to comply with its obligations, covenants or representations in the Tax Representation Letter (other than representations 15, 20 and 22 of the Tax Representation Letter) or (iii) a breach by such Tax Indemnified Party of any representations or covenants that were included in the Tax Certificates (within the meaning of the BCA) that were delivered by the Company in connection with the Merger, it being understood that, for the avoidance of doubt, neither the entry into the Transaction Documents nor the consummation nor any actions taken in furtherance of the Transactions shall constitute a breach by the Company of any of the covenants contained in the Tax Certificates (as defined in the BCA) delivered by the Company; and

(d)         any taxes, and any interest and penalties with respect thereto, imposed on or required to be paid or withheld by or with respect to the Company or any subsidiary arising out of, attributable to or resulting from its entering into this Framework Agreement or the Transaction Documents or participating in or taking any action in furtherance of any of the Transactions that would not have been imposed on or required to be paid or withheld by or with respect to the Company or any subsidiary had it not entered into this Framework Agreement or the Transaction Documents and not participated in or taken any action in furtherance of any of the Transactions, including, for the avoidance of doubt, any Claim against the Company arising out of, attributable to or resulting from, directly or indirectly, any Company actions taken in connection with satisfying its obligations under Article 4 of this Framework Agreement, except to the extent that such taxes, interest and penalties would not have been imposed or payable if the Company had complied with its obligations, covenants or representations under the Transaction Documents (other than the Tax Representation Letter) and this Framework Agreement.  For the avoidance of doubt, the provision in this Section 6.4(d) does not apply to the Company Transaction Fee.

In determining the amount of Claims indemnifiable by SoftBank under this Section 6.4, no Tax Attribute (as defined in the BCA) or tax benefit (e.g., any correlative step-up in the tax basis of assets) of any Tax Indemnified Party shall be taken into account. SoftBank agrees and acknowledges, subject to the proviso in Section 6.4(b), that the indemnification provided in Section 9.2 of the BCA shall remain in full force and effect in accordance with its terms notwithstanding the entry into the Transaction Documents and consummation of the Transactions; it being understood that, for the avoidance of doubt, neither the entry into the Transaction Documents nor the consummation nor any actions taken in furtherance of the Transactions shall constitute a breach by the Company of any of the covenants contained in the Tax Certificates (as defined in the BCA) delivered by the Company. For the avoidance of doubt, no provision of Section 6.1, Section 6.2 or Section 6.3 shall limit the indemnification of any Tax Indemnified Party under Section 6.4, nor impose any indemnification obligation on any Tax Indemnified Party with respect to any Claim that would be subject to indemnification under this Section 6.4. With respect to any Claims arising out of, attributable to or resulting from, directly or indirectly the failure of (i) any of the SoftBank US Mergers (as defined in the BCA) to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the Merger (as defined in the BCA) to qualify as a “reorganization” within the meaning of Section 368(a) of the Code if the Merger would have so qualified in the absence of the Transactions, each Tax Indemnified Party shall seek indemnification under Section 6.4(b) or Section 6.4(c), as applicable, of this Framework Agreement and not under Section 6.4(a) or Section 6.4(d) of this Framework Agreement.

6.5         Indemnification Provisions of the Transaction Documents. The indemnification provisions of this Article 6 are in addition to any indemnification provided in the Transaction Documents including, but not limited to, the Second Amended and Restated Stockholders’ Agreement, the Underwriting Agreement or the Mandatory Exchangeable Placement Purchase Agreement; provided that the rights and remedies of the Company Indemnified Parties, the SoftBank Indemnified Parties and the DT Indemnified Parties in Article 6 and in Section 7.1 shall control notwithstanding any different or conflicting provision of any other Transaction Document, including any conflicting indemnification obligation of the Company, SoftBank or DT in any other  Transaction Document.

6.6          Indemnification and Advancement Procedures.

(a)          If an Indemnified Party shall desire to assert any claim for indemnification provided for under this Article 6, including either first-party Claims for indemnification against SoftBank or DT, or any third-party Claims against such Indemnified Party, such Indemnified Party shall notify DT or SoftBank, as the case may be (the “Indemnifying Party”), in writing of such Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”) promptly after receipt by such Indemnified Party of written notice of the Claim, with simultaneous notice to all other Parties to this Framework Agreement; provided, however, that failure to provide a Claim Notice shall not affect the indemnification obligations provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. The Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Claim; provided, however, that failure to provide any such copies shall not affect the indemnification obligations provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b)          The Indemnified Party shall have the right to conduct its own defense and select its own counsel (provided such counsel is nationally or regionally recognized) in connection with that defense.  Where consistent with the interests of each party, the parties shall undertake commercially reasonable efforts to cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon any party’s request) the provision of records and information that are reasonably relevant to such Claim, and use of commercially reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may not pay, settle or compromise a Claim on behalf of the Indemnified Party without the Indemnified Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), and shall have no right to direct or assume the defense of any Claim against the Indemnified Party.

(c)          In the event of any Claim subject to a right of indemnification pursuant to this Framework Agreement, following the written request to the Indemnifying Party by the Indemnified Party, the Indemnifying Party shall advance to Indemnified Party amounts to cover documented expenses (including documented out-of-pocket fees and expenses of counsel) incurred by Indemnified Party in defending such action, suit or proceeding in advance of the final disposition thereof upon receipt of (i) an undertaking by or on behalf of Indemnified Party to repay such amount if it shall ultimately be determined by final judgment of a court of competent jurisdiction that it is not entitled to be indemnified hereunder, and (ii) satisfactory evidence as to the amount of such expenses.

(d)          If any Indemnifying Party (or an applicable withholding agent of any Indemnifying Party) is required by applicable law to deduct or withhold any tax from any payment required to be made pursuant to this Article 6, then the amount of the payment shall be increased as necessary so that, after any such deduction or withholding (including any deduction or withholding applicable to additional amounts payable under this provision), the applicable Indemnified Party receives an amount equal to the amount it would have received had no such deduction or withholding been required.

(e)          If any Indemnified Party or any of its affiliates incurs or would incur any tax liability arising from the receipt or accrual of any payment received or to be received pursuant to this Article 6, then the amount of the payment payable by the Indemnifying Party shall be increased as necessary so that, after taking into account any such tax liability (including any tax liability arising from additional amounts payable under this provision, and disregarding any Tax Attributes (as defined in the BCA) of the Indemnified Party), the Indemnified Party receives (or retains) an amount equal to the amount it would have received (or retained) had no such tax liability arisen.

6.7          Exculpation and Limitation of Liability.

(a)          Each of the Parties acknowledges and agrees that the Company (i) is a facilitating party to the Transactions at the request of the SoftBank Parties and DT, and (ii) undertakes to perform such duties, and only such duties, as are expressly and specifically set forth in this Framework Agreement and the other Transaction Documents to which the Company is a party, and no implied covenants or obligations shall be read into this Framework Agreement or any other Transaction Document against the Company.

(b)          Without limiting anything contained in this Article 6, (I) except in the case of a final non-appealable order and judgment, by a court of competent jurisdiction, that a Company Indemnified Party willfully breached or was grossly negligent in its performance of its obligations under this Framework Agreement or any other Transaction Document and (II) except as provided in the Mandatory Exchangeable Placement Purchase Agreement, the Company Indemnified Parties shall not be liable to SoftBank, DT or any SoftBank Indemnified Party or DT Indemnified Party (i) for any action taken, suffered, or omitted to be taken by or on behalf of the Company in connection with the Transactions, or (ii) for any action taken by any officer, employee or other representative of the Company in connection with the Transactions.

(c)          The rights, privileges, protections, immunities and benefits given to the Company, including, but not limited to, its right to be compensated, reimbursed and indemnified, under this Framework Agreement, are extended to, and shall be enforceable by, the Company and each of the Company’s agents, representatives, custodians and other persons employed by the Company to act hereunder (including, without limitation, the Company Indemnified Parties).

(d)          In no event shall the Company or the Company Indemnified Parties be responsible or liable to any SoftBank Indemnified Party or DT Indemnified Party for special, indirect, consequential or punitive loss or damage of any kind whatsoever arising out of, attributable to or resulting from, directly or indirectly, the Transactions, this Framework Agreement or any other Transaction Document irrespective of whether the Company has been advised of the likelihood of such loss or damage and regardless of the form of action.

ARTICLE 7
REIMBURSEMENT OF EXPENSES; COMPANY TRANSACTION FEE

7.1         Transaction Expenses. SoftBank shall bear all agent fees and commissions, underwriting discounts and commissions and fees and disbursements of its counsel and accountants in connection with the Transactions, including without limitation the Company Offering, the Mandatory Exchangeable Placement and the Executive Purchase. Notwithstanding anything to the contrary in the Second Amended and Restated Stockholders’ Agreement or any other Transaction Document, and regardless of whether the Initial Closing (as defined in the Share Repurchase Agreement) is ultimately consummated, SoftBank shall, upon written request by the Company, promptly reimburse the Company for any and all documented costs, fees and expenses in connection with (i) the registration statement for the registration of the Common Stock in connection with the Company Offering, (ii) the other Transactions (including, without limitation, the Rights Offering, the Mandatory Exchangeable Placement, the Executive Purchase and any Subsequent Share Sale), and (iii) activities in connection with and the consummation of the Transactions, including all registration and filing fees, all printing costs, all fees and expenses of the transfer agent of the Common Stock, all sales, use, documentary, registration, transfer, deed taxes, conveyance fees, recording charges and similar taxes, fees and charges and all fees and expenses of counsel, accountants, financial advisors or other professional advisors of the Company.

7.2          Company Transaction Fee. Upon the earlier of (a) the date on which the closing of the sale for at least fifty percent (50%) of the Repurchased Shares has occurred, and (b) October 2, 2020, SoftBank shall pay, or cause to be paid, to the Company by wire transfer of immediately available funds to an account designated in writing by the Company, the Company Transaction Fee.

7.3          Other Expenses. Except as otherwise provided in this Framework Agreement (including Section 6.4 and Section 7.1 above) and the Transaction Documents and whether or not the Transactions are consummated, all costs and expenses (including fees and expenses of counsel) incurred in connection with this Framework Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

ARTICLE 8
PUBLICITY RESTRICTIONS

8.1         Publicity Restrictions. None of the Parties shall issue any press release or otherwise make any public statements or disclosure with respect to the execution or performance of this Framework Agreement or the Transactions without the prior written consent of the other Parties; provided, however, that no Party shall be restrained from making such disclosure as may be required by applicable law or by the listing agreement with or regulations of any stock exchange (in which case the Party seeking to make such disclosure shall promptly notify the other Parties thereof and the Parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued); provided, further, that each Party may make public statements, disclosures or communications in response to inquiries from the press, analysts, investors, customers or suppliers or via industry conferences or analyst or investor conference calls, so long as such statements, disclosures or communications are not inconsistent in tone and substance with previous public statements, disclosures or communications jointly made by the Parties or to the extent that they have been reviewed and previously approved by each of the Parties.

ARTICLE 9
MISCELLANEOUS

9.1          Termination. This Framework Agreement may be terminated only by mutual written consent of SoftBank, DT and the Company.  Any such termination shall be effective as to all Parties.

9.2          Further Assurances. Each Party agrees to execute and deliver, or cause to be executed and delivered, such agreements, instruments and other documents, and take such other actions consistent with the terms of this Framework Agreement, as the other Party or Parties may reasonably require from time to time in order to carry out the purposes of this Framework Agreement.

9.3        Survival. All representations and warranties contained herein or made in writing by any Party in connection herewith shall survive the execution and delivery of this Framework Agreement and the consummation of the transactions contemplated hereby.

9.4         Amendments and Waivers. Except as otherwise provided herein, the provisions of this Framework Agreement may be amended, modified or discharged or waived only by written agreement executed by the Parties, and no extension of time for the performance of any of the obligations hereunder shall be valid or binding unless set forth in writing and duly executed by the Parties. Any waiver shall constitute a waiver only with respect to the specific matter described in such written agreement and shall in no way impair the rights of any Party granting any waiver in any other respect or at any other time. The waiver by any of the Parties of a breach of, or a default under, any of the provisions hereof, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as expressly provided in this Framework Agreement, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity.

9.5          Assignment; Binding Agreement. This Framework Agreement and the rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties, and, except as otherwise provided in this Framework Agreement, no Party may assign any of its rights or delegate any of its obligations hereunder without the express written consent of the other Parties.

9.6          SoftBank Affiliated Entities.

(a)          Prior to the Closing Date, SBGC may, in its sole discretion, from time to time, sell, transfer or assign all or a portion of any Common Stock that it holds or any rights under this Framework Agreement or any other Transaction Document, and may delegate any obligations it has under this Framework Agreement or any other Transaction Document, to any other entity that is wholly owned, directly or indirectly, by SoftBank (such entity, a “SoftBank Holder”). SoftBank will notify the other Parties prior to the effective date of any such assignment/delegation. Upon such an assignment in full of such Common Stock and rights and delegation in full of obligations, SBGC shall no longer have any rights and shall be released from any further obligations under this Framework Agreement or such Transaction Document. Any transfer of Common Stock otherwise permitted under this Section 9.6(a) shall be subject to the rights, if any, of DT under the Proxy Agreement with respect to such transfer.

(b)         If SBGC sells, transfers or assigns all or a portion of any shares of Common Stock that it holds to a SoftBank Holder under Section 9.6(a), SBGC shall assign any of its rights or delegate any of its obligations hereunder or under any of the Transaction Documents that apply to such shares to such SoftBank Holder.

(c)         The SoftBank Parties shall cause any SoftBank Holder to comply with Section 7.12 of the Second Amended and Restated Stockholders’ Agreement, including but not limited to, causing any SoftBank Holder to execute a joinder to the Second Amended and Restated Stockholders’ Agreement.

9.7          Rights Offering Restrictions. Each of the SoftBank Parties (on behalf of themselves and any SoftBank Holder (if applicable)), the Executive Purchaser (on behalf of itself and R. Marcelo Claure) and DT hereby (a) agrees that it shall not, and shall cause its controlled affiliates not to, directly or indirectly, (i) exercise any of the Rights that it may, directly or indirectly, receive pursuant to the Rights Offering and (ii) sell, transfer, assign, convey or otherwise dispose of (or in any way attempt to monetize), directly or indirectly, any of the Rights that it may, directly or indirectly, receive pursuant to the Rights Offering, and (b) unconditionally and irrevocably waives, on behalf of itself and its controlled affiliates, any and all rights to exercise, sell, transfer, assign, convey or otherwise dispose of (or attempt to monetize), directly or indirectly, any of the Rights that it may, directly or indirectly, receive pursuant to the Rights Offering.

9.8         Third Party Beneficiaries. Except as otherwise provided herein, including, without limitation, the indemnification provisions of Article 6 hereof, nothing in this Framework Agreement shall convey any rights upon any person or entity that is not a Party or a successor or permitted assignee of a Party to this Framework Agreement. In addition, each party (the “first-mentioned party”) acknowledges, agrees and confirms that (1) it does not have any rights under any Transaction Document unless either it is a party to such Transaction Document or such Transaction Document expressly contemplates that the first-mentioned party is an intended third-party beneficiary of some of or all the provisions of such Transaction Document, or (2) except as contemplated in clause (1) above, the first-mentioned party does not have any rights with respect to the exercise by any other person of any of its rights under any Transaction Document, the granting of any consent or waiver under any Transaction Document or the amendment of any Transaction Document.

9.9          Entire Agreement. Except as provided in this Framework Agreement, including without limitation with respect to the Transaction Documents, this Framework Agreement constitutes the sole and entire agreement among the Parties with respect to the subject matter of this Framework Agreement, and supersedes all prior representations, agreements and understandings, written or oral, with respect to the subject matter hereof.

9.10        Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties shall be enforceable to the fullest extent permitted by law. To the extent that any such provision is so held to be invalid, illegal or unenforceable, the Parties shall in good faith use commercially reasonable efforts to find and effect an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

9.11        Counterparts. This Framework Agreement may be signed in any number of counterparts, each of which shall be deemed an original (including signatures delivered via facsimile or electronic mail) with the same effect as if the signatures thereto and hereto were upon the same instrument. The Parties may deliver this Framework Agreement by facsimile or by electronic mail and each Party shall be permitted to rely on the signatures so transmitted to the same extent and effect as if they were original signatures.

9.12        Governing Law; Jurisdiction; Forum; Waiver of Trial by Jury.

(a)         THIS FRAMEWORK AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. In any action between the Parties arising out of or relating to this Framework Agreement, each of the Parties (i)

irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in the State of Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 9.13 shall be effective service of process for any such action. Each party hereto irrevocably designates C.T. Corporation as its agent and attorney in fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the aforementioned courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with in interest.

(b)        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS FRAMEWORK AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS FRAMEWORK AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS FRAMEWORK AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12(b).

9.13        Notices.

(a)         Unless otherwise provided in this Framework Agreement, all notices and other communications provided for hereunder shall be dated and in writing and shall be deemed to have been given (i) when delivered, if delivered personally, sent by confirmed telecopy or sent by registered or certified mail, return receipt requested, postage prepaid, provided that such delivery is completed during normal business hours of the recipient, failing which such notice shall be deemed to have been given on the next business day, (ii) on the next business day if sent by overnight courier and delivered on such business day within ordinary business hours and, if not, the next business day following delivery; and (iii) when received, if received during normal business hours and, if not, the next business day after receipt, if delivered by means other than those specified above. Such notices shall be delivered to the address set forth below, or to such other address as a Party shall have furnished to the other party in accordance with this Section.

If to the SoftBank Parties, to:

SoftBank Group Corp.
Tokyo Shiodome Bldg.
1-9-1 Higashi-shimbashi
Minato-ku, Tokyo 105-7303
Japan
Attention: Corporate Officer, Head of Legal Unit
E-mail: sbgrp-legalnotice@g.softbank.co.jp
             sbgi-legal@softbank.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Robert DeLaMater
   Sarah Payne
E-mail: DeLaMaterR@sullcrom.com
             PayneSA@sullcrom.com

If to DT, to:

Deutsche Telekom AG
Friedrich-Ebert-Allee 140
53113 Bonn, Germany
Attention: General Counsel
E-mail: axel.luetzner@telekom.de

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
Attention: Richard Hall
  Andrew C. Elken
E-mail: RHall@cravath.com
  AElken@cravath.com

If to the Company or Newco, to:

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, WA 98006
Attention: Broady Hodder
E-mail: Broady.Hodder@T-Mobile.com

with copies to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Daniel J. Bursky, Esq., Steven Epstein, Esq. and Mark Hayek, Esq.
                             E-mail: Daniel.Bursky@friedfrank.com,
                             Steven.Epstein@friedfrank.com
                              Mark.Hayek@friedfrank.com

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:  Charles K. Ruck, Daniel E. Rees
E-mail:  Charles.Ruck@LW.com, Daniel.Rees@lw.com

9.14        Interpretation. The headings contained in this Framework Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Framework Agreement.  The Parties have participated jointly in the negotiation and drafting of this Framework Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Framework Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Framework Agreement.  The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Framework Agreement, shall refer to this Framework Agreement as a whole and not to any particular provision of this Framework Agreement.  Any references herein to “Dollars” and “$” are to United States Dollars. The term “or” shall not be exclusive and shall have the meaning commonly ascribed to the term “and/or”.  Whenever the words “include,” “includes” or “including” are used in this Framework Agreement, they shall be deemed to be followed by the words “without limitation.” The word “extent” and the phrase “to the extent” used in this Framework Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if”.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Framework Agreement as of the day and year first above written.

SOFTBANK GROUP CORP

By:
Name:
Title:

SOFTBANK GROUP CAPITAL LTD

By:
Name:
Title:

DELAWARE PROJECT 4 L.L.C.

By:
Name:
Title:

DELAWARE PROJECT 6 L.L.C.

By:
Name:
Title:

CLAURE MOBILE LLC

By:
Name:
Title:

DEUTSCHE TELEKOM AG

By:
Name:
Title:

[Signature Page to Master Framework Agreement]

T-MOBILE US, INC.

By:
Name:
Title:

T-MOBILE AGENT LLC

By:
Name:
Title:

[Signature Page to Master Framework Agreement]